Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-91700 and No. 333-187562 on Form S-8 of our report dated April 3, 2013, relating to the consolidated financial statements and financial statement schedule of Aéropostale, Inc. and subsidiaries (the “Company”), and of our report dated April 3, 2013, relating to the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of Aéropostale, Inc. and subsidiaries for the year ended February 2, 2013
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/s/ Deloitte and Touche LLP

New York, New York
April 3, 2013